Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-176653 on Form S-1 of our reports dated March 30, 2012, relating to the consolidated financial statements of Power Solutions International, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Power Solutions International, Inc. and subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Chicago, Illinois

March 30, 2012